Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Woody Wallace Steven Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or ckollar@charterbank.net	scarr@dresnerco.com

CHARTER FINANCIAL DECLARES QUARTERLY CASH DIVIDEND

WEST POINT, Ga., May 31, 2011—Charter Financial Corporation (NASDAQ: CHFN) today announced that its board of directors has declared a quarterly cash dividend of 5 cents per share. The dividend is payable on June 29, 2011, to stockholders of record June 15, 2011.  Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution.  CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia and East Alabama.  CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

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